EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2008, including an emphasis of a matter paragraph for the Company’s change in the method of applying an accounting principle for the annual goodwill impairment test, with respect to the 2007 consolidated financial statements included in the Annual Report of Think Partnership Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Think Partnership Inc. on Forms S-3 (File No. 333-143299, effective December 28, 2007, File No. 333-139979, effective January 26, 2007, File No. 333-137141, effective September 25, 2006 and File No. 333-134823, effective August 1, 2006) and on Form S-8 (File No. 333-137666, effective September 29, 2006).

/s/ Blackman Kallick LLP
Blackman Kallick, LLP

Chicago, Illinois

March 30, 2008